Exhibit 23.2

Tel: 212-885-8000	100 Park Avenue
Fax: 212-697-1299	New York, NY 10017
www.bdo.com

Consent of Independent Registered Public Accounting Firm

Tangoe, Inc.

Orange, Connecticut

We hereby consent to the incorporation by reference in this Registration Statement of our reports dated  March 18, 2013, relating to the consolidated financial statements and the effectiveness of the internal control over financial reporting of Tangoe, Inc., appearing in the company’s Annual Report on Form 10-K for the year ended December 31, 2012.

/s/ BDO USA, LLP

BDO USA, LLP

New York, NY

June 24, 2013

BDO USA, LLP, a Delaware limited liability partnership, is the U.S. member of BDO International Limited, a UK company limited by guarantee, and forms part of the international BDO network of independent member firms.

BDO is the brand name for the BDO network and for each of the BDO Member Firms.